EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Alex Haddock Senior Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS SECOND QUARTER RESULTS

DALLAS, TX (November 4, 2026) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the second quarter of fiscal 2027 ended September 30, 2026. Notable items for the quarter are highlighted below (unless otherwise noted, all comparisons are with the prior year’s fiscal second quarter):

Second Quarter Fiscal 2027 Highlights

•	Record Revenue of $652.7 million

•	Net Earnings of $111.5 million

•	Net Earnings per diluted share of $3.63

•	Adjusted EBITDA of $202.7 million

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased 304,881 shares of Eagle’s common stock for approximately $62 million

Commenting on the second quarter results, Michael Haack, President and Chief Executive Officer, said, “Eagle’s businesses continued to perform well during the quarter despite a challenging operating environment characterized by elevated diesel fuel prices and higher interest rates driven by ongoing macroeconomic and geopolitical uncertainty. While spending on public infrastructure and large private non-residential construction projects continued to support demand for our Heavy Materials products, elevated interest rates placed additional pressure on an already challenging residential construction market. At the same time, higher diesel fuel prices increased transportation costs across all our business lines. Against this backdrop, our teams remained focused on employee safety, operational execution, serving our customers, and disciplined capital allocation.

“During the first half of our fiscal year, we continued to invest in our businesses while returning capital to shareholders. We continued to progress on the modernizations of our Mountain Cement and Duke, Oklahoma Gypsum Wallboard facilities, investments that should deliver meaningful financial and strategic benefits, including strengthening our low-cost operating position, enhancing each plant’s reliability and efficiency, and increasing our production capacity. We also repurchased 711,381 shares of our common stock for approximately $146.0 million. We ended the quarter with debt of $1.8 billion, net debt of $1.5 billion, and a net leverage ratio (net debt to Adjusted EBITDA) of 2.1x, providing substantial financial flexibility to support our disciplined capital allocation strategy.” (Net debt is a non-GAAP financial measure calculated by subtracting cash and cash equivalents from debt, as described in Attachment 6).

Mr. Haack concluded, “While higher interest rates, broader economic uncertainty, and evolving geopolitical conditions may continue to affect construction activity in the near term, we remain focused on the factors within our control. Our businesses are operating well, and our favorable market positions, low-cost operations, financial flexibility, and continued disciplined investments in our people and operations position Eagle to navigate changing market conditions and create value for shareholders over the long term.”

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, Joint Venture and intersegment Cement revenue, increased 2% to $477.8 million. Heavy Materials operating earnings declined 12% to $113.0 million, reflecting higher operating costs in both Cement and Concrete and Aggregates.

Cement revenue for the quarter, including Joint Venture and intersegment revenue, increased 1% to $390.5 million, while operating earnings were down 9% to $108.8 million. The decline in earnings was due to higher fixed costs, including labor and depreciation, increased purchased raw material costs, and higher freight expenses driven primarily by rising diesel fuel prices. The average gross Cement sales price increased 1%, while the average net sales price declined slightly to $154.58 per ton as a result of higher freight costs. Cement sales volume increased slightly to a record 2.2 million tons.

Concrete and Aggregates revenue was up 7% to $87.2 million, while operating earnings declined 47% to $4.2 million, reflecting higher maintenance, diesel, and production costs. Aggregates sales volume was down 6% to 1.9 million tons.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Recycled Paperboard, increased 2% to $216.4 million, primarily because of higher sales volume in both business segments. Light Materials operating earnings declined 13% to $68.3 million, primarily reflecting lower Gypsum Wallboard net sales prices and higher freight costs.

Gypsum Wallboard sales volume was up 7% to 696 million square feet (MMSF). The quarterly increase reflects both a favorable prior-year comparison and steady end-market demand, despite continued softness in residential housing activity. Our average gross Wallboard price (before the effect of higher freight costs) was down 6%, while our average net sales price decreased 10%, reflecting higher freight costs, primarily driven by rising diesel fuel prices.

Recycled Paperboard sales volume was up 5% to 86,000 tons. The average Recycled Paperboard net sales price increased 4% to $622.90 per ton, consistent with the pricing provisions in our long-term sales agreements that account for changes in input costs.

Corporate General and Administrative Expenses

Corporate General and Administrative Expenses during the second quarter increased 26% primarily because of increased health insurance costs and costs associated with implementing our new enterprise resource planning system, which is expected to continue in future quarters as the system is implemented across the remaining businesses.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the consolidated income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Wednesday, November 4, 2026. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the website for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; the effects of adverse weather conditions on infrastructure and other construction projects as well as our facilities and operations; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability of and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; consolidation of our customers; interruptions in our supply chain; difficulties or obstacles encountered in executing capacity expansion or improvement projects, including the inability to execute or complete such projects on time and within budget or to realize expected efficiency gains or costs savings from such projects; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); changes in trade policy, including tariffs and the effects of any increases in tariffs on our business, including increases in cost of inputs used in our facility expansion and modernization projects; possible losses or other adverse outcomes from pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; competition; cyber-attacks or data security breaches, together with the costs of protecting our systems against such incidents and the possible effects thereof on our operations; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and increases in interest rates (including mortgage rates) or the continuation of high levels of interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026, and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000:

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenue and Earnings by Business Segment

Attachment 3 Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Business Segment

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Revenue	$652,748	$638,906	$1,303,714	$1,273,596
Cost of Goods Sold	478,014	439,194	967,735	888,285

Gross Profit	174,734	199,712	335,979	385,311
Equity in Earnings of Unconsolidated JV	6,574	6,309	9,417	10,113
Corporate General and Administrative Expenses	(26,929)	(21,316)	(47,131)	(42,099)
Other Non-Operating Income	1,074	1,131	1,820	2,085

Earnings before Interest and Income Taxes	155,453	185,836	300,085	355,410
Interest Expense, net	(11,908)	(9,362)	(24,855)	(21,078)

Earnings before Income Taxes	143,545	176,474	275,230	334,332
Income Tax Expense	(32,014)	(39,091)	(61,572)	(73,587)

Net Earnings	$111,531	$137,383	$213,658	$260,745

NET EARNINGS PER SHARE
Basic	$3.64	$4.25	$6.94	$8.03

Diluted	$3.63	$4.23	$6.91	$7.99

AVERAGE SHARES OUTSTANDING
Basic	30,610,694	32,297,313	30,772,611	32,459,801

Diluted	30,754,610	32,469,833	30,920,652	32,638,307

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Business Segment

(dollars in thousands)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$349,116	$344,653	$685,609	$654,979
Concrete and Aggregates	87,221	81,646	163,453	155,362

	436,337	426,299	849,062	810,341
Light Materials:
Gypsum Wallboard	185,680	183,482	390,427	404,998
Recycled Paperboard	30,731	29,125	64,225	58,257

	216,411	212,607	454,652	463,255

Total Revenue	$652,748	$638,906	$1,303,714	$1,273,596

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$102,223	$113,465	$172,985	$190,745
Cement (Joint Venture)	6,574	6,309	9,417	10,113
Concrete and Aggregates	4,173	7,924	8,176	14,099

	112,970	127,698	190,578	214,957
Light Materials:
Gypsum Wallboard	57,438	67,307	130,791	159,948
Recycled Paperboard	10,900	11,016	24,027	20,519

	68,338	78,323	154,818	180,467

Sub-total	181,308	206,021	345,396	395,424

Corporate General and Administrative Expense	(26,929)	(21,316)	(47,131)	(42,099)
Other Non-Operating Income	1,074	1,131	1,820	2,085

Earnings before Interest and Income Taxes	$155,453	$185,836	$300,085	$355,410

* Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

(dollars in thousands, except per unit data)

(unaudited)

	Sales Volume
	Quarter Ended September 30,			Six Months Ended September 30,
	2026	2025	Change	2026	2025	Change
Cement (M Tons):
Wholly Owned	2,034	2,021	+1%	3,994	3,856	+4%
Joint Venture	172	175	-2%	357	333	+7%

	2,206	2,196	0%	4,351	4,189	+4%
Concrete (M Cubic Yards)	365	347	+5%	681	669	+2%
Aggregates (M Tons)	1,874	1,985	-6%	3,615	3,716	-3%
Gypsum Wallboard (MMSFs)	696	648	+7%	1,468	1,432	+3%
Recycled Paperboard (M Tons):
Internal	35	31	+13%	70	69	+1%
External	51	51	0%	108	103	+5%

	86	82	+5%	178	172	+3%

	Average Net Sales Price*
	Quarter Ended September 30,			Six Months Ended September 30,
	2026	2025	Change	2026	2025	Change
Cement (Ton)	$154.58	$155.10	0%	$154.34	$155.87	-1%
Concrete (Cubic Yard)	$160.18	$153.68	+4%	$158.61	$152.11	+4%
Aggregates (Ton)	$14.00	$14.31	-2%	$14.31	$14.28	0%
Gypsum Wallboard (MSF)	$209.37	$232.94	-10%	$209.51	$232.65	-10%
Recycled Paperboard (Ton)	$622.90	$598.48	+4%	$611.28	$581.55	+5%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue
	Quarter Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Intersegment Revenue:
Cement	$10,457	$9,904	$20,453	$19,917
Concrete and Aggregates	4,195	4,178	8,711	8,030
Recycled Paperboard	22,911	19,471	44,828	41,443

	$37,563	$33,553	$73,992	$69,390

Cement Revenue:
Wholly Owned	$349,116	$344,653	$685,609	$654,979
Joint Venture	30,958	30,312	62,368	57,595

	$380,074	$374,965	$747,977	$712,574

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30,		March 31,
	2026	2025	2026*
ASSETS
Current Assets –
Cash and Cash Equivalents	$241,168	$35,033	$297,920
Accounts and Notes Receivable, net	264,046	250,773	228,573
Inventories	361,691	370,207	408,391
Federal Income Tax Receivable	6,581	1,725	7,536
Prepaid and Other Assets	14,395	13,562	8,469

Total Current Assets	887,881	671,300	950,889

Property, Plant and Equipment, net	2,244,999	1,909,715	2,064,622
Investments in Joint Venture	169,496	150,202	160,078
Operating Lease Right of Use Asset	33,340	30,991	29,346
Goodwill and Intangibles	580,290	590,560	585,443
Other Assets	52,630	56,510	51,866

	$3,968,636	$3,409,278	$3,842,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$149,509	$132,917	$138,884
Accrued Liabilities	100,291	94,772	102,127
Current Portion of Long-Term Debt	15,000	15,000	15,000
Operating Lease Liabilities	5,020	4,522	4,144

Total Current Liabilities	269,820	247,211	260,155

Long-term Liabilities	105,878	100,488	99,518
Bank Credit Facility	—	255,000	—
Bank Term Loan	258,750	273,750	266,250
2.500% Senior Unsecured Notes due 2031	743,968	742,700	743,334
5.000% Senior Unsecured Notes due 2036	736,222	—	735,497
Deferred Income Taxes	320,260	253,071	262,662
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 30,512,480; 32,202,392 and 31,227,012 Shares, respectively	305	322	312
Capital in Excess of Par Value	—	—	—
Accumulated Other Comprehensive Losses	(4,166)	(3,043)	(4,404)
Retained Earnings	1,537,599	1,539,779	1,478,920

Total Stockholders’ Equity	1,533,738	1,537,058	1,474,828

	$3,968,636	$3,409,278	$3,842,244

*	From audited financial statements

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Business Segment

(dollars in thousands)

(unaudited)

The following table presents Depreciation, Depletion and Amortization by business segment for the quarters and six months ended September 30, 2026 and 2025:

	Depreciation, Depletion and Amortization
	Quarter Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Cement	$24,582	$23,224	$48,845	$46,062
Concrete and Aggregates	7,811	7,137	15,559	13,928
Gypsum Wallboard	5,357	6,494	10,662	13,013
Recycled Paperboard	2,481	3,906	4,854	7,578
Corporate and Other	1,565	1,228	3,075	2,052

	$41,796	$41,989	$82,995	$82,633

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(dollars in thousands, other than earnings per share amounts, and number of shares in thousands)

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from Non-routine Items and stock-based compensation, in each case if applicable during the relevant fiscal quarter or fiscal year. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters ended September 30, 2026 and 2025, and the trailing twelve months ended September 30, 2026, and March 31, 2026:

	Quarter Ended		Six Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net Earnings, as reported	$111,531	$137,383	$213,658	$260,745
Income Tax Expense	32,014	39,091	61,572	73,587
Interest Expense	11,908	9,362	24,855	21,078
Depreciation, Depletion and Amortization	41,796	41,989	82,995	82,633

EBITDA	$197,249	$227,825	$383,080	$438,043
Stock-based Compensation	5,433	5,468	10,128	10,290

Adjusted EBITDA	$202,682	$233,293	$393,208	$448,333

	Twelve Months Ended
	September 30,	March 31,
	2026	2026
Net Earnings, as reported	$376,722	$423,809
Income Tax Expense	106,152	118,167
Interest Expense	50,259	46,482
Depreciation, Depletion and Amortization	165,108	164,746

EBITDA	$698,241	$753,204
Stock-based Compensation	21,104	21,266

Adjusted EBITDA	$719,345	$774,470

Attachment 6, continued

Reconciliation of Net Debt to Adjusted EBITDA

GAAP does not define “Net Debt” and it should not be considered as an alternative to debt as defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as an alternative metric to assist it in understanding its leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	As of	As of
	September 30, 2026	March 31, 2026
Total debt, excluding debt issuance costs	$1,773,750	$1,781,250
Cash and cash equivalents	241,168	297,920

Net Debt	$1,532,582	$1,483,330
Trailing Twelve Months Adjusted EBITDA	$719,345	$774,470

Net Debt to Adjusted EBITDA	2.1x	1.9x